Exhibit 10.23

AMENDED AND RESTATED MANAGEMENT AGREEMENT

by and between

TENASKA CAPITAL MANAGEMENT, LLC

and

INFRASTRUX GROUP, INC.

dated as of

November 3, 2006

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2006 (the “Commencement Date”), by and between Tenaska Capital Management, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), and InfrastruX Group, Inc., a corporation organized and existing under the laws of the State of Washington (“InfrastruX”) (the Company and InfrastruX sometimes hereinafter being referred to individually as a “Party” and collectively as the “Parties”) with reference to the following:

RECITALS

WHEREAS, InfrastruX and the Company entered into a Management Agreement, dated as of May 8, 2006 (the “Current Agreement”), pursuant to which the Company agreed to perform certain services with respect to InfrastruX and its various subsidiaries; and

WHEREAS, the Parties now wish to amend and restate the Current Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth below, unless the context requires otherwise. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Credit Agreement (hereinafter defined).

(a) “Administrative Agent” means Credit Suisse, Cayman Islands Branch and any successor to the Administrative Agent appointed pursuant to the Loan Documents.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Company” has the meaning set forth in the Preamble.

(d) “Commencement Date” has the meaning set forth in the Preamble.

(e) “Credit Agreement” means that certain Credit Agreement, dated as of November 3, 2006 among InfrastruX, as borrower, the guarantors party thereto, the lenders party thereto, Credit Suisse, Cayman Islands Branch, as letter of credit issuing bank, swing line lender, and as the administrative agent, as amended, restated, replaced, supplemented or modified from time to time.

(f) “Default” has the meaning given in the Loan Documents.

(g) “Deferred Payment” has the meaning set forth in Section 7.2.

(h) “Event of Default” has the meaning given in the Loan Documents.

(i) “Indemnitees” has the meaning set forth in Section 5.1.

(j) “Indemnitor” has the meaning set forth in Section 5.1.

(k) “Joint Venture” means InfrastruX Energy Services Group LP.

(l) “Joint Venture Credit Agreement” has the meaning given in Section 1.01 of the Credit Agreement.

(m) “Joint Venture Effective Date” has the meaning given in Section 1.01 of the Credit Agreement.

(n) “InfrastruX” has the meaning set forth in the Preamble.

(o) “Loan Documents” means collectively (i) the Credit Agreement, and (ii) each other document defined as a “Loan Document” under the Credit Agreement.

(p) “Obligations” means, without duplication, all Obligations outstanding under (i) the Credit Agreement, (ii) the other Loan Documents, (iii) any Swap Agreement entered into by InfrastruX and any Secured Swap Provider or any Affiliate of a Lender at the time such Swap Agreement was entered into, it being understood, for avoidance of doubt, that such obligations shall remain Obligations even if the counterparty (or the Affiliate of the counterparty) ceases to be a Lender, (iv) all Guaranty Obligations, fees, expenses, indemnities and other amounts payable from time to time pursuant to the Loan Documents, in each case whether or not allowed or allowable in an insolvency or liquidation proceeding, and (v) renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments (including amendments which increase the principal amount thereof and interest and fees thereon) and modifications of the items described in any of (i) through (iv) above. “Obligations” shall include (x) all interest accrued or accruing (or which would, absent commencement of an insolvency or liquidation proceeding, accrue) in accordance with the rate specified in the relevant Loan Document and (y) all fees, costs and charges incurred in connection with the Loan Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an insolvency or liquidation proceeding, and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such insolvency or liquidation proceeding.

(q) “Person” means any natural person, corporation, partnership, limited liability company, firm, association, governmental authority or any other entity having legal capacity whether acting in an individual, fiduciary or other capacity.

(r) “Senior Default” has the meaning set forth in Section 7.2.

(s) “Superior Obligations” means all Obligations.

(t) “Services” has the meaning set forth in Section 2.1.

(u) “Services Fee” has the meaning set forth in Section 3.1.

1.2 Construction of Terms. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and “hereunder” are references to this Agreement, taken as a whole; the term “includes” or “including” shall mean “including, without limitation;” the word “or” is not exclusive; and references to a “Section,” “subsection,” “clause,” “Exhibit,” “Appendix,” “Schedule,” “Annex” or “Attachment” shall mean a Section, subsection, clause, Exhibit, Appendix, Schedule, Annex or Attachment of this Agreement, as the case may be, unless in any such case the context requires otherwise. Exhibits, Appendices, Schedules, Annexes or Attachments to any document shall be deemed incorporated by reference in such document. All references to or definitions of any agreement, instrument or other document (a) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (b) except as otherwise expressly provided, shall mean such agreement, instrument or document, or replacement or predecessor thereto, as modified, amended, supplemented and restated through the date as of which such reference is made. All references to a law, regulation or ordinance includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa. References to “days” shall mean calendar days.

ARTICLE II

ENGAGEMENT OF THE COMPANY

2.1 Services. InfrastruX hereby engages the Company, during the term of this Agreement, to perform certain management and other support services for InfrastruX and its subsidiaries described on Exhibit A attached hereto, as such services may be requested from time to time by InfrastruX (the “Services”), all on the terms and conditions and as more fully described in this Agreement. The Company hereby accepts such engagement and agrees to perform the Services in accordance with the terms and conditions of this Agreement.

2.2 Compliance with Laws; Standard of Performance; Use of Third Parties. The Company shall perform the Services in accordance with (a) all applicable federal, state and local laws, (b) reasonable prudence and sound business judgment; and (c) in conformance with the standards of diligence and skill customarily provided by providers of comparable services in the construction industry. In the performance of such services, the Company shall be authorized to use accounting, tax, legal, engineering, clerical and other skills from among its employees or others as it reasonably deems fit, and the costs of retaining such services shall be billed to and paid directly by InfrastruX.

2.3 Authority of the Company. The Company at all times shall have the power and authority hereunder to do on behalf of InfrastruX and in InfrastruX’s name all such things as are necessary, proper, or desirable to carry out the duties and responsibilities of the Company under this Agreement.

ARTICLE III

PAYMENTS TO BE MADE TO THE COMPANY

3.1 Services Fee. The Company shall be paid an annual fee (the “Services Fee”) (a) prior to the Joint Venture Effective Date of either (i) Two Million Dollars ($2,000,000.00) or (ii) provided the requirements of Section 7.09(e)(i)(B) of the Credit Agreement are satisfied, Three Million Dollars ($3,000,000), and (b) after the Joint Venture Effective Date, Two Million Dollars ($2,000,000) so long as the requirements of Section 7.09(e)(ii) of the Credit Agreement are satisfied. The first payment shall be prorated for the portion of the year beginning on the Commencement Date and ending on December 31, 2006, and shall be due and payable on such date. Thereafter, the Services Fee shall accrue quarterly in arrears without interest and such accrued but unpaid Services Fee shall become due and payable on each successive March 31st, June 30th , September 30th, and December 31st during the term of this Agreement. The Company shall have the right, in its sole discretion, to defer payment of the Services Fee. If such payment is deferred by the Company or is for any other reason not paid as provided in this Section 3.1 (including pursuant to any deferral of any payment pursuant to Section 7.2 below), the Services Fee shall accrue with interest at the Alternate Base Rate then in effect and any such deferred Services Fee, together with all accrued interest thereon, subject to Section 7.2 hereof, shall become due and payable on the date that is three (3) business days after the Company sends InfrastruX a demand for payment thereof. If this Agreement expires or is terminated in accordance with the terms hereof, the annual Services Fee shall be reduced on a pro-rata basis through the date of the expiration or termination of this Agreement, and such pro-rata amount (together with all accrued but unpaid interest and other amounts then due and payable hereunder) shall be paid in full on the date of such expiration or termination.

3.2 Total Compensation. The Services Fee is the total amount payable by InfrastruX to the Company for the performance of its duties and obligations in accordance with this Agreement and includes all labor, salaries, supervision, materials, payroll taxes, fringe benefits, insurance, profit and overhead (including salaries of all home and field office personnel and all office supplies and equipment) but does not include technical and professional services provided by third parties or any other out of pocket expenses in accordance with Section 2.2.

ARTICLE IV

TERM AND TERMINATION

4.1 Term. This Agreement shall become effective on the Commencement Date and shall expire on the date all of outstanding obligations due and payable pursuant to the Loan Documents are repaid in full and the commitments under the Loan Documents are terminated in accordance therewith, unless earlier terminated pursuant to this Article IV.

4.2 Termination by InfrastruX. InfrastruX shall have the right at its election to terminate this Agreement upon written notice to the Company, if the Company is in breach of any material term or condition of this Agreement, and such breach is not remedied within thirty (30) days after the receipt of notice of such breach; provided, that if the Company commences and diligently pursues to cure such breach within the thirty (30) day period and such breach has not been cured, then, upon notice from the Company to InfrastruX, InfrastruX may not terminate this Agreement for an additional sixty (60) days so long as the Company continues to diligently pursue such cure.

4.3 Termination by the Company. The Company shall have the right at its election to terminate this Agreement upon written notice to InfrastruX, if InfrastruX is in breach of any material term or condition of this Agreement, and such breach is not remedied within thirty (30) days after the receipt of notice of such breach; provided, that if InfrastruX commences and diligently pursues to cure such breach within the thirty (30) day period and such breach has not been cured, then, upon notice from InfrastruX to the Company, the Company may not terminate this Agreement for an additional sixty (60) days so long as InfrastruX continues to diligently pursue such cure.

4.4 Termination by Either Party. In the event that neither the Company nor any affiliate of the Company is the majority shareholder of InfrastruX, either Party may terminate this Agreement with immediate effect upon written notice to the other Party.

4.5 Non-Exclusive Remedy. Termination of this Agreement pursuant to the foregoing shall not be the exclusive remedy of the terminating party, but, subject to the provisions of Sections 7.2 and 7.9, such Party shall be entitled to pursue any other remedy provided under this Agreement, or available at law or in equity.

ARTICLE V

INDEMNIFICATION

5.1 Each Party (the “Indemnitor”) agrees to indemnify, defend and hold harmless the other Party and its partners, directors, employees, shareholders, members, agents and representatives (the “Indemnitees”) from and against any claims, actions, costs, expenses, damages and liabilities, including reasonable attorneys’ fees, arising out of or connected with the breach of this Agreement by the Indemnitor or the bad faith, willful misconduct or grossly negligent acts or omissions of the Indemnitor or its directors, officers, employees or agents. However, no Indemnitor shall indemnify any Indemnitee against any claims, actions, costs, expenses, damages or liabilities, including attorneys’ fees, resulting from the bad faith, misconduct or grossly negligent acts or omissions of an Indemnitee or its directors, officers, employees or agents. The duty to indemnify hereunder shall continue in full force and effect notwithstanding the expiration or early termination of this Agreement with respect to any claims based on facts or conditions that occurred prior to termination.

ARTICLE VI

DISPUTE RESOLUTION

6.1 Informal Negotiation. The Parties agree to make a diligent, good faith attempt to resolve by informal negotiation all disputes relating to or arising out of this Agreement, but if the Parties are unable to resolve any dispute within twenty (20) business days after notice from one Party to the other of the dispute, either Party may then institute proceedings in any court having jurisdiction.

6.2 Continued Performance. Unless otherwise provided herein or otherwise agreed in writing, the Parties shall continue to perform under the terms and conditions of this Agreement during the pendency of any proceeding to resolve a dispute pursuant to Section 6.1.

ARTICLE VII

MISCELLANEOUS

7.1 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the Parties as to its subject matter and supersedes all prior and contemporaneous agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to its subject matter. Subject to Section 7.2 and 7.12, this Agreement may not be amended, altered or modified except by a writing signed by both of the Parties hereto. The failure of any Party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

7.2 Subordination. The payment of any and all obligations under this Agreement, including without limitation the Services Fee, are expressly subordinated to the payment of all Superior Obligations under and in respect of the Credit Agreement to the extent and in the manner set forth in this Agreement. InfrastruX and the Company shall not amend or modify this Agreement in any manner except as permitted by Section 7.12 hereof. Without limiting the generality of the foregoing, InfrastruX shall not consent to or permit an increase in any fees, expenses, compensation or any other payments to the Company under this Agreement, or waive, forgive, release or modify, or attempt to waive, forgive, release or modify, compliance by the Company with any subordination provisions of this Agreement except with the consent of the Required Lenders under the Credit Agreement as specified in Section 7.12 hereof. The Lenders under the Credit Agreement have made loans to InfrastruX in reliance on these provisions and such provisions are for the benefit of such Lenders.

So long as no Default or Event of Default then exists under the Credit Agreement or would result from the making of any such payment (any such event, a “Senior Default”), InfrastruX may pay and the Company may accept regularly scheduled payments (including any delayed or deferred payments and all accrued but unpaid interest thereon) of the Service Fees and other fees and reimbursement of expenses under this Agreement in accordance with Section 7.09(e) of the Credit Agreement (or successor provision). Upon the occurrence of a Senior Default, until such Senior Default has been cured or has been waived in writing by the Administrative Agent and the Required Lenders, InfrastruX shall not pay, and the Company shall not accept, any payments (by or on behalf of InfrastruX) of any kind associated with this Agreement. To the extent any amounts owing under this Agreement are not paid as a result of the provisions of this Section 7.2 (the “Deferred Amount”), InfrastruX shall (and is hereby permitted to) make a “catch-up” payment of the Deferred Amount, together with all accrued but unpaid interest thereon, at such earliest time as no Senior Default then exists or would result from such payment and so long as such payment is in accordance with the Credit Agreement, including without limitation Section 7.09(e) thereof.

Any payments (whether in cash, securities or other property) with respect to the obligations under this Agreement received by the Company in violation of the above provisions or the provisions of the Credit Agreement shall be held in trust for the Lenders under the Credit Agreement and the Company will forthwith turn over any such payments in the form received, properly endorsed or assigned, to the Administrative Agent, to be applied in accordance with the Credit Agreement. In the event of the failure of the Company to endorse or assign any such payment, distribution, or security, the Administrative Agent is hereby irrevocably authorized to endorse or assign the same.

Until all of the Superior Obligations are paid in full in cash, the Company will not ask, demand, accept, receive or retain any lien or collateral security for the payment of the obligations under this Agreement, or any other form of payment assurance as to the obligations under this Agreement, from InfrastruX or any of their Subsidiaries, and will not initiate, maintain, continue or prosecute, or encourage any other Person to initiate or prosecute any claim or other proceeding for any obligation subordinated under this Section 7.2 except that a claim or action may be brought for amounts that InfrastruX is permitted to pay under this Section 7.2 (including any Deferred Amount and all accrued but unpaid interest thereon).

7.3 Assignability. Neither Party shall assign its interest in this Agreement or delegate its duties hereunder without the written consent of the other Party, which consent may be withheld for any reason or no reason, except as to assignment of the Services Fee, and any attempted assignment or delegation in violation of the foregoing, whether by operation of law or otherwise, shall be null and void. All the rights, benefits, duties, liabilities and obligations of the Parties hereto shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law doctrines.

7.5 Excusable Delay. Neither Party shall be liable for nonperformance or delay in performance of its obligations under this Agreement due to acts of God, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or civil disobedience, or any other cause, whether or not similar to the foregoing, which is beyond the reasonable control of, and not due to the fault or negligence of, the Party affected and which could not have been avoided by such Party’s due diligence and use of its reasonable efforts.

7.6 Notifications. All notices required or provided for in this Agreement shall be in writing and shall be deemed given if delivered personally, or by express courier, or if mailed by registered or certified mail, return receipt requested, to the Parties at the following addresses:

If to the Company:

Tenaska Capital Management, LLC

1044 N. 115th Street, Suite 400

Omaha, Nebraska 68154

Attention: Ryan Schroer

If to InfrastruX:

InfrastruX Group, Inc.

c/o Tenaska Capital Management, LLC

1044 N. 115th Street, Suite 400

Omaha, Nebraska 68154

Attention: Ryan Schroer

7.8 Independent Contractor. The Company shall be deemed an independent contractor in the performance of services under this Agreement and none of its employees shall be considered employees of InfrastruX or any of its subsidiaries. Nothing in this Agreement shall be deemed to constitute either Party a partner, joint venturer, agent or legal representative of the other Party, nor shall either Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Party, except as expressly provided in this Agreement or authorized in writing by such other Party. The Company shall be solely responsible for all matters relating to the payment of its employees, including compliance with social security, withholding and all other similar regulations governing such matters, and the Company shall be solely responsible for the services performed hereunder.

7.9 Limitation of Liability. In no event shall either Party be liable, whether in contract, tort, negligence, strict liability or otherwise for any special, indirect, incidental, consequential, punitive or exemplary damages of any nature arising at any time or from any cause whatsoever in connection with this Agreement. Notwithstanding any other provisions of this Agreement to the contrary, the Company’s aggregate cumulative annual liability in any year during the term of this Agreement, arising out of or in any way relating to this Agreement, shall in no event exceed an amount equal to the Services Fee payable to the Company pursuant to Section 3.1 for such year. The Parties intend and agree that the waivers and disclaimers of liability, releases from liability, and limitations and apportionments of liability expressed throughout this Agreement shall apply, whether in contract or in tort, even in the event of the fault, negligence (in whole or in part), strict liability or breach of contract of the Party released or whose liability is waived, disclaimed, limited, or apportioned, and shall extend to such Party’s Affiliates and its and their partners, shareholders, members, directors, officers, employees and agents. The Parties also intend and agree that such provisions shall continue in full force and effect notwithstanding the completion, termination, suspension, cancellation or rescission of the Services or this Agreement.

7.10 Survival. The provisions of Article 5 and Section 7.9 of this Agreement shall survive the expiration, cancellation or other termination of this Agreement.

7.11 Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to perform the Services and to effectuate the purposes and intent of this Agreement.

7.12 Third Party Beneficiaries. All holders of Superior Obligations and the Administrative Agent shall be third party beneficiaries of this Agreement and the provisions hereof including without limitation Section 7.2 hereof. No amendments or modifications affecting any of the subordination provisions of this Agreement or adversely affecting the rights or provisions benefiting any of the third party beneficiaries shall be amended, modified, terminated or otherwise affected without the prior written consent of the Required Lenders. In addition to the foregoing, each of such third party beneficiaries shall be permitted to bring an action to enforce the provisions of this Agreement.

7.13 Article and Section Headings. Article and Section headings have been inserted herein for convenience of reference only and shall not affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15 Severability. Every provision in this Agreement is intended to be severable such that if any term or provision hereof is illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

[The Remainder of the Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Tenaska Capital Management, LLC,
a Delaware limited liability company

By:	/s/ Alan B. Levande
Name:	Alan B. Levande
Title:

InfrastruX Group, Inc.,
a Washington corporation

By:	/s/ Michael T. Lennon
Name:	Michael T. Lennon
Title:	President and Chief Executive Officer

INFRASTRUX GROUP, INC.

MANAGEMENT AGREEMENT

Exhibit A

Services

1. Books, Records, Accounts and Reports. Assist in producing and maintaining InfrastruX’s and its subsidiaries records and accounts, including accounting and tax records and reports required under the Loan Documents.

2. Preparation of Tax Returns. Assist with preparation and distribution of all tax returns required to be prepared by InfrastruX and its subsidiaries.

3. Administration of Accounting Services. Administer, on behalf of the InfrastruX and its subsidiaries, all contractual arrangements with certified public accounting firm(s) selected by InfrastruX from time to time to perform annual audit and income tax services.

4. Other Services. Subject to the approval of the Company, provide such other services that may be reasonably requested by InfrastruX or its subsidiaries from time to time in connection with the ongoing administration of the business of InfrastruX and its subsidiaries.